EXHIBIT 99.1

StanCorp Financial Group, Inc. Announces Completion of Debt Offering

PORTLAND, Ore. — September 25, 2002 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) announced today the completion of an initial public debt offering of $250 million of 6.875% 10-year senior notes. Approximately $200 million of the proceeds of the offering will be used in connection with the acquisition of the group life and disability business of Teachers Insurance and Annuity Association by its primary insurance subsidiary, Standard Insurance Company. The acquisition was announced in May of this year.

The remaining proceeds will be used for general corporate purposes, including payment of StanCorp’s annual dividend to shareholders and a modest level of on-going share repurchases.

The offering was managed by Goldman, Sachs & Co. Credit Suisse First Boston, Merrill Lynch & Co. and U.S. Bancorp Piper Jaffray acted as co-managers on the transaction.

The senior unsecured debt is rated “Baa1” by Moody’s, “BBB+” by Standard & Poor’s, “A-” by Fitch, Inc. and “bbb+” by A.M. Best.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with more than 32,000 group insurance policies inforce covering more than 5.6 million employees, as of June 30, 2002. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest annual report on Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media
Scott Hibbs
(503) 321-7529
E-mail: shibbs@standard.com

Corporate Information
Kira Higgs
(503) 321-6418
E-mail: khiggs@standard.com